EXHIBIT F-1


                    [Letterhead of Thelen Reid & Priest LLP]


                                October 18, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

          Re:  FirstEnergy Corp. - File No. 70-10307
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Ladies and Gentlemen:

     We have examined the Application or Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy") and certain of its public-utility subsidiary companies named therein, of which this opinion is to be a part.

     The Application requests authorization for Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company (collectively, the "Utility Subsidiaries") to acquire promissory notes issued by FirstEnergy Generation Corp. ("FE GenCo"), an indirect non-utility subsidiary of FirstEnergy that has been determined to be an "exempt wholesale generator" under Section 32 of the Act, in connection with the Utility Subsidiaries' sale of their respective interests in certain fossil-fuel and hydroelectric generating plants to FE GenCo.

     We have also examined copies, signed, certified or otherwise proven to our satisfaction, of the governing documents of FirstEnergy and the Utility Subsidiaries and such other documents, instruments and agreements, and have made such further investigation as we have deemed necessary as a basis for this opinion.

     We are members of the bars of the States of New Jersey and New York and are not expert in the laws of any jurisdiction other than the laws of such states and the federal laws of the United States of America. As to all matters herein which are governed by the laws of the State of Ohio and the Commonwealth of Pennsylvania, we have relied upon the opinion of Gary D. Benz, Esq., which is being filed as Exhibit F-2 to the Application.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with the Commission's order in this proceeding, we are of the opinion that:


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          (a) all State laws applicable to the proposed transactions will have been complied with;

          (b) FE GenCo is validly organized and existing under the laws of the State of Ohio and the notes to be issued to the Utility Subsidiaries will be valid and binding obligations of FE GenCo;

          (c) the Utility Subsidiaries will legally acquire the promissory notes to be issued by FE GenCo; and

          (d) the proposed transactions will not violate the legal rights of the holders of any securities issued by FirstEnergy.

     We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith. This opinion may not be relied upon by any other person for any other purpose.


                                         Very truly yours,


                                         THELEN REID & PRIEST LLP